U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Earliest Event Reported:  January 23, 2004

VIR TRA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Texas	93-1207631
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

440 North Center, Arlington, TX	76011
(Address of principal executive offices)	(Zip Code)

(817) 261-4269

(Registrant's telephone number, including area code)

Item 5.  Other Events and Regulation FD Disclosure.

On January 15, 2004, we sued John Aleckner, a former director of our company, and his ex-wife Barbara Aleckner, in the 348th Judicial District Court, Tarrant County, Texas.

While a director of VirTra Systems, from March of 2001 through April of 2002, Mr. Aleckner lent us a total of $274,500 against promissory notes payable upon demand. As consideration for making the loans, we issued him 2,191,694 shares of our then-restricted common stock. Valued at 50% of the previous day's closing price, the shares issued for each loan had a value approximately equal to the amount of the loan. In late 2003, Mr. Aleckner subsequently transferred half of the shares he had received to Ms. Aleckner as part of a divorce settlement.

In December of 2003, Mr. Aleckner demanded payment of all of his demand notes. Our defensive lawsuit alleges that the value of the shares issued to Mr. Aleckner for making the loans exceeded twice the lawful amount of interest permitted under Texas' usury laws, and, as a result, under Texas law he must forfeit not only the interest (the shares issued to him), but also the principal amount of the loans.

Upon filing the lawsuit, we obtained a temporary restraining order enjoining the sale of the contested shares by Mr. and Ms. Aleckner. However, at a hearing on January 23, 2004, after testimony from both John and Barbara Aleckner that they have the financial means to satisfy an adverse ruling against them, the court denied our application for a temporary injunction preventing the Aleckners from selling the shares issued in connection with these loans until the merits of the case could be determined.

If the court ultimately finds in favor of the company, the Aleckners may be ordered to surrender the shares issued in connection with the loans, or, if such shares are sold, to reimburse the company for damages.

At the hearing, John Aleckner testified that he had already commenced selling the company’s shares, and Barbara Aleckner testified that she intends to sell the approximately one million shares of the company’s stock that she received in the divorce settlement. Ms. Aleckner further testified that she had not been told by her former husband about the loans or the shares issued when the loans were made.

If either Mr. or Ms. Aleckner were to quickly sell their shares, we expect that at least in the short term our share price may be depressed by an amount which could possibly be sufficient to interfere on a short-term basis with our ability to obtain financing needed for contracts currently in process. We do not, however, expect this result, and we expect no long-term ramifications upon our ongoing business resulting from the anticipated large sale of our shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTRA SYSTEMS, INC.

Date:   January 28, 2004

By:      /s/ L. Kelly Jones

L. Kelly Jones

Chief Executive Officer